UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 18, 2006

Columbia Sportswear Company

(Exact name of registrant as specified in its charter)

Oregon	0-23939	93-0498284
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14375 Northwest Science Park Drive

Portland, Oregon 97229

(Address of principal executive offices)

(503) 985-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 18, 2006, the Compensation Committee of the Board of Directors of Columbia Sportswear Company approved a schedule of compensation payable to non-management directors. The schedule, a copy of which is furnished as Exhibit 99.1, includes a $60,000 annual fee and an annual equity award as follows:

•	an option grant valued at $50,000, using the Black-Scholes-Merton valuation method, to purchase shares of common stock at an exercise price equal to the fair market value of the stock on the date of grant and

•	restricted stock units valued at $50,000 based on the fair market value of the underlying stock on the date of grant.

One third of the options become exerciseable and one third of the shares of restricted stock units vest on each anniversary of their grant. Directors may elect to receive equity compensation in lieu of the $60,000 cash annual retainer, which equity compensation would be allocated evenly between options and restricted stock unit awards and which awards would fully vest on the first anniversary of the grant date.

In addition, members of board committees (except committee chairs) are paid a $10,000 annual fee. The chairs of the nominating and corporate governance committee and the compensation committee are each paid an annual fee of $15,000. The chair of the audit committee is paid an annual fee of $20,000.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit 99.1.	Schedule of Director Compensation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Columbia Sportswear Company

Date: May 23, 2006	By:	/s/ Peter J. Bragdon
		Name:	Peter J. Bragdon
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Schedule of Director Compensation